EXHIBIT (j)(1)



                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the inclusion in this Post-Effective Amendment No. 9 to the Registration Statement under the Investment Company Act of 1940 Amendment No.
11 of The Jensen Portfolio, Inc. on Form N-1A (File No. 33-47508) of our report, dated June 18, 1999, on our audit of the financial statements and the financial highlights of The Jensen Portfolio, Inc., which report is included in the Annual Report to Shareholders for the year ended May 31, 1999, which appear in such Post-Effective Amendment to the Registration Statement. We also consent to the reference to us under the captions "financial highlights" and "Independent Accountants."


/s/ PRICEWATERHOUSECOOPERS LLP

September 20, 1999